UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 13, 2005

QUINCY ENERGY CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-31501	98-0218264
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

309 Center Street, Hancock, MI 49930
(Address of principal executive offices, including zip code)

(906) 370-4695
(Registrant's telephone Number, including area code)

Item 1.01

Entry Into a Material Definitive Agreement

On November 13, 2005, we entered into a Letter of Intent with Energy Metals Corporation, pursuant to which the parties will work toward entering into a business combination as a result of which Energy Metals will acquire all of the issued and outstanding securities of our company (the "Proposed Transaction").  Preliminary details regarding the Proposed Transaction are set forth in the Letter of Intent attached as Exhibit 10.1 to this Current Report on Form 8-K.

The ultimate structure of the Proposed Transaction will be subject to review of applicable tax, accounting, corporate and securities law issues. Completion of the Proposed Transaction is subject to a number of conditions, including, but not limited to, completion of due diligence, entering into of formal agreements, and receipt of all required regulatory and shareholder approvals.  In addition, completion of the Proposed Transaction will be subject to termination in the event of any material adverse change in either our or Energy Metal’s operations, financial condition, prospects or permits. There can be no assurance that the Proposed Transaction will be completed as proposed or at all.

The Letter of Intent does not create any legal binding obligations on the parties except as follows:

1.  Energy Metals has agreed to pay us a USD$500,000 non-refundable deposit which will be forfeited to us if Energy Metals does not proceed with the Proposed Transaction.

2.  Until February 11, 2006, we have agreed to terminate discussions with any other parties and not to, directly or indirectly, solicit, initiate or encourage proposals or offers from, or negotiations with, any other party or provide information to, or facilitate discussions or negotiations with, any other party regarding any other potential merger or acquisition of all or a material portion of our business, assets or outstanding securities.  Our board of directors may respond to any unsolicited offers or proposals received from another party, which the board determines in good faith, would, if consummated, result in a transaction which is financially superior as compared to the Proposed Transaction. If our board of directors determines that a superior proposal has been made, and they recommend such superior proposal to our shareholders, then we have agreed to pay Energy Metals a break fee equal to 4% of the transaction value (approximately $1.2 million).

3.  Each of the parties has agreed to keep all confidential information disclosed to the other party confidential and each party has agreed to pay its own expenses incurred in connection with the Letter of Intent and the Proposed Transaction.

Item 9.01

Financial Statements and Exhibits

(d)  Exhibits

99.1

Press Release dated November 16, 2005

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUINCY ENERGY CORP.

Per: “Daniel T. Farrell”

Daniel T. Farrell

Chairman and Chief Executive Officer

Dated:  November 17, 2005